UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 15, 2009

RUBICON FINANCIAL INCORPORATED

 (Exact name of registrant as specified in its charter)

Delaware	000-29315	13-3349556
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4100 Newport Place, Suite 600 Newport Beach, California	92660
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 798-7220

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

In connection with the appointment of Kathleen McPherson and Todd Torneo as new members of the Registrant’s board of directors, as described in Item 5.02 below, the Registrant entered into indemnity agreements with Ms. McPherson and Mr. Torneo. A copy of the indemnity agreements are attached hereto as Exhibits 10.1 and 10.2, respectively.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Removal of Director

Effective July 10, 2009, Todd Vande Hei was removed as a member of the Registrant’s board of directors pursuant to a majority written consent in lieu of an annual stockholders meeting by stockholders holding approximately 57.69% of the Registrant’s outstanding common stock. The Registrant filed a definitive information statement with the SEC on June 19, 2009 disclosing the written consent and actions taken thereunder, which is available on the SEC’s website (www.sec.gov).

(d) Appointment of Directors

On July 15, 2009, the Registrant’s board of directors appointed Kathleen McPherson and Todd Torneo as new members of the board of directors. There were no arrangements or understandings between either Ms. McPherson or Mr. Torneo and any other person relating to each of their respective appointments as a director. Additionally, Ms. McPherson and Mr. Torneo will be entitled to the established directors’ compensation of 2,500 restricted shares for each year of service as well as $500 for each meeting of the board and travel expenses, if required, which shall not exceed $2,000 per annum.

Kathleen McPherson. Since September 11, 2007, Ms. McPherson (age 52) has been a consultant for the Registrant and its broker/dealer subsidiary, Grant Bettingen, Inc., providing services in the area of corporate structure, marketing, strategic alliances, and other matters relating to the Registrant’s management and growth. Ms. McPherson is also a registered representative with Grant Bettingen, Inc. Ms. McPherson has 31 years experience in the securities industry and has been involved in the start-up of a broker-dealer in 1991 (Brookstreet Securities Corporation), and formed a Registered Investment Advisor in 1993, growing the firm from 15 to over 650 account executives with over $120,000,000 in annual revenues.  At this same company, the Alternative Investment area under Ms. McPherson’s direction grew to approximately $300,000,000 in gross annual sales over a six year period.  Ms. McPherson left Brookstreet in June of 2007. Ms. McPherson also has investment banking experience in the formation, marketing and distribution of securities offerings through both public and private placements since 1978.  From 1984 to 1990, she was the sole principal responsible for operating the Syndication Division and Broker-Dealer arm of Keystone Mortgage Company in Los Angeles, California, which structured public and private placement real estate investments distributed through the broker-dealer channel.  Ms. McPherson graduated from San Diego State University in 1979 with a B.S. in Business and holds nine separate securities and principal licenses.

Todd Torneo. Since February of 2007, Mr. Torneo (age 42) has been the president and a director the Registrant’s insurance subsidiary, Rubicon Financial Insurance Services, Inc., which was previously known as Torneo Insurance Group, Inc. (founded in October of 2005). Prior to founding Torneo Insurance Group, from 2001 through 2006, Mr. Torneo managed Insurance operations for Wholesale Insurance Services, Inc.  Over the course of his employment at Wholesale Insurance Services, Mr. Torneo grew the Property Casualty department from $300K in revenue to $1.1 Million.  From 1997 through 2001, Mr. Torneo was a series 7 broker with Tradeway Securities Group, where he focused his energy on corporate finance and investment banking in the technology sector.

There are no current or proposed plans, contracts or arrangements (whether or not written) between the Registrant and either Ms. McPherson or Mr. Torneo or their immediate families, requiring disclosure under Regulation S-K promulgated by the SEC.

Item 3.02 Unregistered Sales of Equity Securities.

On July 15, 2007, the Registrant authorized the issuance of 2,500 shares of its common stock to each of its three directors; Messrs. Mangiapane, Jr. and Torneo and Ms. McPherson (7,500 shares total) as consideration for their services for fiscal 2009. The Registrant believes that the issuance of the shares described above will be exempt from registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The shares will be issued directly by the Registrant and will not involve a public offering or general solicitation. The recipients of the shares were afforded an opportunity for effective access to files and records of the Registrant that contained the relevant information needed to make their investment decisions, including the Registrant’s financial statements and 34 Act reports. The Registrant reasonably believed that the recipients, immediately prior to authorization the issuance of the shares, had such knowledge and experience in the Registrant’s financial and business matters that they were capable of evaluating the merits and risks of their investment. The recipients had the opportunity to speak with Registrant’s management on several occasions prior to their investment decisions.

Item 9.01 Exhibits

(c) EXHIBITS

Exhibit Number	Description
10.1	Indemnity Agreement between the Registrant and Kathleen McPherson dated July 15, 2009.
10.2	Indemnity Agreement between the Registrant and Todd Torneo dated July 15, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rubicon Financial Incorporated

By:	/s/ Joseph Mangiapane, Jr.
Joseph Mangiapane, Jr., Chief Executive Officer

Date: July 20, 2009